EXHIBIT 99.2

CNH EQUIPMENT TRUST 2004-A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the CNH Equipment Trust 2004-A:

We have examined management’s assertion that CNH Capital America LLC (formerly Case Credit Corporation) (the “Company”) has complied as of and for the period from inception to December 31, 2004 with its established minimum servicing standards described in the accompanying Management’s Assertion Concerning Compliance, dated March 12, 2005.  Management is responsible for the Company’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the period from inception to December 31, 2004, is fairly stated in all material respects based on the criteria set forth in Appendix I.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 12, 2005